Exhibit 5.1

July 9, 2025

USA Rare Earth, Inc.

100 W Airport Road,

Stillwater, OK 74075

Ladies and Gentlemen:

We have acted as New York counsel to USA Rare Earth, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of:

A.	the issuance by the Company of up to 115,748,969 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), consisting of:

(i)	12,368,598 shares of Common Stock (the Public Warrant Shares”) that are issuable upon the exercise of 12,368,598 Public Warrants, each initially exercisable at $11.50 per share;

(ii)	6,000,000 shares of Common Stock (the “Private Warrant Shares”) that are issuable upon the exercise of 6,000,000 Private Placement Warrants, each initially exercisable at $11.50 per share;

(iii)	Up to 33,500,490 shares of Common Stock (the “Primary Preferred Investor Warrant Shares”) that are or may become issuable upon the exercise of certain Preferred Investor Warrants, currently exercisable for an aggregate of 4,785,796 shares of Common Stock at $7.00 per share, each subject to adjustment, which amount represents a good-faith estimate of the maximum number of shares of Common Stock that may become issuable upon exercise of such Preferred Investor Warrants;

(iv)	Up to 10,000,000 shares of Common Stock (the “Primary Earnout Shares”) that are issuable to Eligible Stockholders upon the occurrence of specified events pursuant to the Business Combination Agreement, for no additional consideration; and

(v)	Up to 47,642,817 shares of Common Stock (the “Primary Series A Conversion Shares”) that are or may become issuable upon the conversion of 2,798,860 shares of 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of the Company (“Series A Preferred Stock”) with a current conversion price of $7.00, taking into account for this purpose, payment-in-kind dividends through March 12, 2028 and assuming solely for this purpose that the conversion price of such Series A Preferred Stock is $1.00, which amount represents a good-faith estimate of the maximum number of shares of Common Stock that may become issuable upon conversion of such shares of Series A Preferred Stock; and

B.	the offer and sale from time to time by the selling securityholders named in the Registration Statement of an aggregate of up to 140,665,609 shares of Common Stock, which includes:

(i)	130,532,760 shares of Common Stock held by or issuable to certain holders entitled to resale registration rights pursuant to the Registration Rights Agreement or other agreements, including:

1.	Up to 36,624,566 outstanding shares of Common Stock (the “Outstanding Resale Shares”), consisting of (I) 29,338,066 shares of Common Stock held by certain Selling Securityholders who are former members of USARE OpCo received in exchange for common units (or securities exercisable or convertible into common units) of USARE OpCo as consideration in the Merger pursuant to the Business Combination Agreement; (II) 6,250,000 shares of Common Stock held by the Sponsor received upon conversion of 6,250,000 Founder Shares as a result of the Domestication; (III) 877,500 shares of Common Stock issued to CCM pursuant to the CCM Arrangements; and (IV) 159,000 shares of Common Stock issued to DinSha pursuant to the Settlement Agreement;

2.	up to 58,128,292 shares of Common Stock (the “Resale Series A Conversion Shares”) issuable to certain Selling Securityholders upon the conversion of 3,414,848 outstanding shares of Series A Preferred Stock, consisting of (I) up to 42,546,799 shares of Common Stock issuable to certain Selling Stockholders upon conversion of 2,499,486 shares of Series A Preferred Stock which were issued in exchange for USARE Class A Convertible Preferred Units of USARE OpCo as consideration in the Merger pursuant to the Business Combination Agreement, and (II) up to 15,581,493 shares of Common Stock issuable to certain Selling Securityholders upon conversion of (x) 784,314 shares of Series A Preferred Stock purchased by the PIPE Investors and (y) 131,048 shares of Series A Preferred Stock issued to Michael Blitzer at Closing in exchange for forgiveness of 50% of the Convertible Promissory Note, in each case, taking into account for this purpose, payment-in-kind dividends through March 12, 2028 and assuming, solely for this purpose a conversion price of such Series A Preferred Stock is $1.00, which amount represents a good-faith estimate of the maximum number of shares of Common Stock that may become issuable upon conversion of such shares of Series A Preferred Stock;

3.	up to 35,779,902 shares of Common Stock (the “Resale Preferred Investor Warrant Shares”) issuable to certain Selling Securityholders upon exercise of certain Preferred Investor Warrants, consisting of (I) up to 26,368,134 shares of Common Stock issuable to certain Selling Securityholders upon exercise of Preferred Investor Warrants which were issued in exchange for USARE Class A Preferred Investor Warrants of USARE OpCo as consideration in the Merger pursuant to the Business Combination Agreement and (II) up to 9,411,768 shares of Common Stock issuable to certain Selling Securityholders exercise of certain Preferred Investor Warrants purchased by the PIPE Investors, in each case, assuming solely for this purpose, that the exercise price of such Preferred Investor Warrants is $1.00 per share and the aggregate number of shares underlying such Preferred Investor Warrants is 35,779,902, which amount represents a good-faith estimate of the maximum number of shares of Common Stock that may become issuable upon exercise of such Preferred Investor Warrants;

(ii)	up to 4,132,849 Earnout Shares (the “Secondary Earnout Shares”) issuable to certain Selling Securityholders, including (1) 4,032,849 Earnout Shares issuable to former members of USARE OpCo and (2) 100,000 Earnout Shares issuable to CCM, upon the occurrence of specified events pursuant to the Business Combination Agreement, for no additional consideration;

(iii)	6,000,000 Private Placement Warrants held by the Sponsor originally issued in a private placement; and

(iv)	6,000,000 Private Warrant Shares issuable upon exercise of Private Placement Warrants held by the Sponsor, at an initial exercise price of $11.50 per share, subject to adjustment.

Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Registration Statement.

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, or any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;

(b)	the Business Combination Agreement;

(c)	a copy of the Certificate of Domestication, as filed with and certified by the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on March 12, 2025 (the “Certificate of Domestication”);

(d)	the executed Plan of Domestication, dated March 12, 2025 (the “Plan of Domestication”);

(e)	a copy of the Certificate of Incorporation of the Company (the “Charter”), filed with the Secretary of State of the State of Delaware on March 12, 2025, certified by the Delaware Secretary of State on July 2, 2025;

(f)	a copy of the Bylaws of the Company as in effect on July 2, 2025 (the “Bylaws”);

(g)	a copy of the Certificate of Designation of Preferences, Rights and Limitations of 12.0% Series A Cumulative Convertible Preferred Stock of the Company, as amended on May 1, 2025 (the “Certificate of Designation”), certified by the Delaware Secretary of State on July 2, 2025;

(h)	the Certificate of Merger of Merger Sub with and into USARE OpCo, as filed with the Delaware Secretary of State on March 13, 2025;

(i)	the Specimen Common Stock Certificate of the Company;

(j)	the Warrant Agreement, dated as of May 24, 2023 (the “Warrant Agreement”), between the Inflection Point Acquisition Corp. II and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“Continental”), as warrant agent;

(k)	the form of Warrant Certificate (included in the Warrant Agreement);

(l)	the Preferred Investor Warrants;

(m)	a copy of the resolutions of the Board of Directors of the Company, dated August 19, 2024, March 12, 2025, May 19, 2025 and June 25, 2025; and

(n)	a copy of a certificate, dated June 30, 2025, of the Delaware Secretary of State certifying the existence and good standing of the Company under the laws of the State of Delaware.

The documents listed in clauses (b), (j), (k) and (l) above are referred to as the “Enforceability Documents”.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that (i) each party to each Enforceability Document is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has, and had at all relevant times, full power and authority to execute and deliver, and to perform its obligations under, each Enforceability Document to which it is a party, (ii) that each Enforceability Document has been or will be duly authorized, and will be executed and delivered, by all of the parties thereto, and each party to each of the Enforceability Documents has satisfied or will satisfy all other legal requirements that are applicable to it to the extent necessary to make each Enforceability Document enforceable against it, (iii) that each Enforceability Document constitutes and will constitute the valid, binding and enforceable obligation of all of the parties thereto under all applicable laws, provided, however, that the assumptions set forth in the preceding clauses (i) – (iii) are not made as to Company to the extent expressly addressed in our opinions, (iv) that the execution and delivery of, and the performance of its obligations under, each Enforceability Document by each party thereto does not and will not (A) contravene such party’s articles or certificate of incorporation, by-laws or similar organizational documents, (B) contravene any laws or governmental rules or regulations that may be applicable to such party or its assets, (C) contravene any judicial or administrative judgment, injunction, order or decree that is binding upon such party or its assets, or (D) breach or result in a default under any contract, indenture, lease, or other agreement or instrument applicable to or binding upon such party or its assets; provided however that the assumptions in clauses (iv)(A), (B) and (D) are not made as to the Company to the extent expressly addressed in our opinions, (v) that all consents, approvals, licenses, authorizations, orders of, and all filings or registrations with, any governmental or regulatory authority or agency required under the laws of any jurisdiction for the execution and delivery of, and the performance of its obligations under, each Enforceability Document by each party thereto have been or will be obtained or made and are in full force and effect, (vi) that there are no agreements or other arrangements that modify, supersede, novate, terminate or otherwise alter any of the terms of any Enforceability Document, (vii) prior to effecting the Domestication, Inflection Point’s shareholders approved of, among other things, the Domestication, the Certificate of Incorporation and the bylaws in compliance with the applicable laws of the Cayman Islands and in accordance with the Cayman Constitutional Documents and (viii) all other necessary action was taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from the applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication were obtained.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that when the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act:

1.	The Outstanding Resale Shares have been duly authorized and, are validly issued, fully paid and non-assessable.

2.	The Public Warrant Shares and the Private Warrant Shares have been duly authorized and, when delivered upon exercise of the Warrants and payment of the exercise price therefor, in accordance with the terms and conditions set forth in the Registration Statement and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

3.	The Primary Preferred Investor Warrant Shares and the Resale Preferred Investor Warrant Shares have been duly authorized and, when delivered upon exercise of the Preferred Investor Warrants and payment of the exercise price therefor, in accordance with the terms and conditions set forth in the Registration Statement and the Preferred Investor Warrants, will be validly issued, fully paid and non-assessable.

4.	The Primary Earnout Shares and the Secondary Earnout Shares have been duly authorized and, when issued upon the terms and conditions set forth in the Registration Statement and the Business Combination Agreement or the CCM Arrangements, as applicable, will be validly issued, fully paid and non-assessable.

5.	The Primary Series A Conversion Shares and the Resale Series A Conversion Shares issuable upon conversion of the shares of Series A Preferred Stock have been duly authorized, and when delivered upon conversion of the shares of Series A Preferred Stock in accordance with the terms and conditions set forth in the Registration Statement and the Certificate of Designation, will be validly issued, fully paid and non-assessable.

6.	The Private Placement Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York, subject to (i) applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (whether applied by a court in equity or at law).

The opinions stated herein are subject to the following qualifications:

(a)	we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Plan of Domestication, the Business Combination Agreement or any warrant certificate or warrant agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(b)	we do not express any opinion with respect to the enforceability of any provision contained in the Business Combination Agreement, any warrant certificate, warrant agreement or Certificate of Designation relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of waiving or altering any statute of limitations;

(c)	we do not express any opinion as to any provision providing for the forfeiture or recovery of, or securing, amounts deemed to constitute penalties, or for or in the nature of liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges and make-whole premiums, default interest, and other economic remedies to the extent any such provision is deemed to constitute a penalty; and

(d)	we do not express any opinion with respect to, or as to the effect on the opinions contained in this opinion letter of, (i) any provision that appoints or purports to appoint attorneys-in-fact or other representatives or confers powers of attorney or grants similar authorizations or powers or that provides that a determination by any party will be conclusive and binding on any other parties, (ii) any provision stating that the partial invalidity of one or more provisions shall not invalidate the remaining provisions or that provides for the severance of any invalid, illegal or unenforceable term from the other terms, (iii) any provision that constitutes or has the effect of a waiver (expressly or by implication) of illegality or of rights, duties or defenses, or of provisions of law, which cannot as a matter of law or public policy be waived, (iv) any requirement that waivers, amendments or other modifications may only be made in writing, (v) any rights of setoff, (vi) any provision that purports to establish, waive or modify evidentiary standards (or may be construed to do so), (vii) any arbitration provision, any waiver of jury trial provision or any provision relating to choice of venue or jurisdiction, (viii) any restrictions on the transfer or pledge of rights or of interests in any assets, (ix) any calculations (whether expressed in figures or words), any formulae (whether expressed in figures or words), quantifications, diagrams, tables, or technical specifications, (x) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit, and (xi) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

The opinions expressed above are limited to questions arising under the law of the State of New York and the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of shares of Common Stock and Private Placement Warrants pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the shares of Common Stock and the Private Placement Warrants appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement or any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

JR; RD

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